EX-34.6
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Ernst & Young LLP
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New York, New York 10036-6530

Phone: (212) 773-3000
www.ey.com



Report of Independent Registered Public Accounting Firm


ING Clarion Partners LLC

We have examined management's assertion, included in the accompanying Certification Regarding Compliance with Applicable Servicing Criteria, that ING Clarion Partners, LLC (the "Company") complied with the servicing criteria set forth in Item 1122 (d) of the Securities and Exchange Commission's Regulation AB for the special servicing platform for commercial mortgage backed securities transactions that were issued on or after January 1, 2006 for which the Company acted as special servicer as of and for the year ended December 31, 2007 except for the criteria set forth in Sections 1122(d)(1)(iii), 1122(d)(2)(ii), 1122(d)(2)(vi), 1122(d)(3)(i)(C), 1122(d)(3)(i)(D), 1122(d)(3)(ii),
1122(d)(3)(iii), 1122(d)(3)(iv), 1122(d)(4)(iv), 1122(d)(4)(v), 1122(d)(4)(ix),
1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii),
1122(d)(4)(xiv), and 1122(d)(4)(xv), which the Company has determined are not applicable to the activities performed by them with respect to the servicing platform covered by this report. The commercial mortgage backed securities transactions covered by this platform are MLCFC 2006-3, CSMC 2007-C2, and CSMC 2007-C4. Management is responsible for the Company's compliance with those servicing criteria. Our responsibility is to express an opinion on management's assertion about the Company's compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with the standards established by the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual commercial mortgage backed transactions and securities that comprise the platform, testing of less than all of the servicing activities related to the platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transaction or any other transactions. Although the Company is responsible for assessing compliance with Sections 1122(d)(1)(ii), 1122(d)(2)(i), 1122(d)(2)(iv), 1122(d)(2)(v), 1122(d)(2)(vii),
1122(d)(4)(iii), and 1122(d)(4)(vi), of Regulation AB, there were no servicing activities performed by the Company during the year ended December 31, 2007 that required these servicing criteria to be complied with. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.


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In our opinion, management's assertion that the Company complied with the aforementioned servicing criteria as of and for the year ended December 31, 2007 for the commercial mortgage backed securities special servicing platform is fairly stated, in all material respects.


/s/ Ernst & Young LLP



March 14, 2008